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                                                                    Exhibit 99.1

For more information, contact:

Rob Bateman, Chief Financial Officer
Applied Microsystems Corporation
(425) 882-5683
rob.bateman@amc.com

                APPLIED MICROSYSTEMS ANNOUNCES PLANS TO LIQUIDATE

      REDMOND, WASH. -- DECEMBER 16, 2002 -- Applied Microsystems Corporation (NASDAQ: APMC) today reported that its board of directors has unanimously decided to recommend to shareholders that the Company be liquidated.

      In early September of 2002, the Company agreed to sell its embedded systems development tools business to a third party in an asset sale transaction that was subsequently approved by shareholders. In mid-October of 2002, the Company announced that it had negotiated a buyout of its remaining obligations under a multi-year facilities lease, which enabled it to accelerate its search for development-stage funding for its Libra Networks business. Libra Networks represents an expansion into development of hardware and software products aimed at end-user markets - specifically, corporate data centers.

      "Though we have made solid progress on Libra development efforts, the overall funding environment, coupled with our corporate structure, pose significant challenges to our ability to fund Libra Networks at this time," stated Stephen J. Verleye, President and CEO of Applied. "We previously advised our shareholders that our board would consider liquidation if it appeared to be the course of action most likely to optimize shareholder value. The feedback we have received from a variety of potential funding sources now leads us to conclude that liquidation is in fact the better alternative."

      The Company's board of directors has appointed an independent committee, consisting of directors Elwood D. Howse, Jr. and Charles H. House, to oversee the process of selling the Libra Networks assets. This committee has been empowered to engage a financial advisor to assist it in this process.

      Liquidation of a corporation is a complex process, and requires shareholder approval. Applied plans to prepare a proxy statement as soon as practicable that will


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provide additional information and will submit a plan of liquidation and dissolution to its shareholders for approval. Even after shareholder approval of the plan of liquidation and dissolution, liquidation distributions to shareholders, if any, may be delayed for a lengthy period of time to allow the Company to sell any remaining assets (such as the Libra Networks intellectual property), and to discharge or make provision for satisfaction of the claims of known and contingent creditors (including indemnification obligations arising from the sale of the Company's embedded systems development tools business). The Company is currently unable to predict the amount of any potential distribution to shareholders or the timing of any such distribution.

      Applied also announced that one of its directors, Lary L. Evans, has resigned from its board of directors. Mr. Evans was the majority owner of Reba Technologies, Inc., from which the Company purchased a portion of its Libra Networks intellectual property in May of 2002.

      The company can be reached at P.O. Box 97002, Redmond, Wash. 98073-9702; by phone at 800-426-3925; or by e-mail at info@amc.com. Visit Applied on the Web at www.amc.com.

      Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These factors include, without limitation, the Company's ability to effect an orderly wind down of its operations and to implement the plan of liquidation and dissolution in a timely manner, its ability to resolve any claims against it, its ability to sell certain of its remaining assets to generate cash to satisfy its obligations, its ability to maintain sufficient cash which could be distributed to its shareholders, its ability to retain the services of key employees or consultants to complete the wind down process or the sale of certain assets, its obligation to incur substantial expenses in complying with public company reporting and regulatory requirements, and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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